Exhibit 99.1

Emclaire Financial Corp. Announces Third Quarter and Year to Date 2006 Earnings

    EMLENTON, Pa.--(BUSINESS WIRE)--Oct. 20, 2006--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $692,000 or $0.55 per share for the three months ended September 30, 2006. Net income for the quarterly period increased $29,000 or 4.4%, as compared to net income of $663,000 or $0.52 per share for the quarter ended September 30, 2005. The Corporation's annualized return on average assets and equity were 0.94% and 11.59%, respectively, for the three months ended September 30, 2006, versus 0.96% and 10.74%, respectively, for the same period in the prior year.

    Net income for the nine-month period ended September 30, 2006 was stable at $1.9 million or $1.48 per share with annualized return on average assets and equity of 0.89% and 10.64%, respectively, for the current year to date period.

    During the nine-month period ended September 30, 2006, total assets increased $20.0 million or 7.3% to $295.5 million at September 30, 2006, from $275.5 million at December 31, 2005. Investment securities and cash equivalents decreased $3.7 million and $2.9 million, respectively, between year-end 2005 and September 30, 2006. Loans receivable, customer deposits and borrowed funds increased $24.8 million, $8.5 million, and $11.0 million, respectively, to $217.4 million, $239.0 million, and $30.5 million, respectively, at September 30, 2006. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at September 30, 2006 of $24.3 million or approximately 8.2% of total assets.

    Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.



               EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                             Three month period    Nine month period
                             ended September 30,  ended September 30,
                               2006      2005       2006       2005
                             --------- --------- ---------- ----------

Interest income                $4,240    $3,733    $11,915    $11,059
Interest expense                1,854     1,405      4,951      4,101
                             --------- --------- ---------- ----------
  Net interest income           2,386     2,328      6,964      6,958
Provision for loan losses          90        40        168        145
Noninterest income                793       920      2,291      2,333
Noninterest expense             2,265     2,386      6,733      6,804
                             --------- --------- ---------- ----------
  Net income before
   provision for income
   taxes                          824       822      2,354      2,342
Provision for income taxes        132       159        474        458
                             --------- --------- ---------- ----------
Net income                       $692      $663     $1,880     $1,884
                             ========= ========= ========== ==========

Net income per share            $0.55     $0.52      $1.48      $1.49
Dividends per share             $0.27     $0.25      $0.81      $0.75

Return on annualized average
 assets                          0.94%     0.96%      0.89%      0.92%
Return on annualized average
 equity                         11.59%    10.74%     10.64%     10.40%
Yield on average interest-
 earning assets                  6.36%     5.95%      6.28%      5.95%
Cost of average interest-
 bearing liabilities             3.32%     2.72%      3.13%      2.66%
Net interest margin              3.65%     3.77%      3.74%      3.81%


CONSOLIDATED FINANCIAL CONDITION DATA:

                                            As of             As of
                                          9/30/2006         12/31/2005
                                          ----------        ----------

Total assets                               $295,485          $275,517
Cash and equivalents                          7,492            10,367
Securities                                   52,582            56,304
Loans                                       217,361           192,526
Deposits                                    239,044           230,503
Borrowed funds                               30,500            19,500
Stockholders' equity                         24,270            23,615

Book value per share                         $19.14            $18.63

Net loans to deposits                         90.93%            83.52%
Allowance for loan losses to total loans       0.90%             0.96%
Earning assets to total assets                93.00%            92.82%
Stockholders' equity to total assets           8.21%             8.57%
Shares of common stock outstanding        1,267,835         1,267,835

    CONTACT: Emclaire Financial Corp.
             David L. Cox, Chairman of the Board, President and
             Chief Executive Officer
             -or-
             William C. Marsh, Executive Vice President,
             724-867-2311